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Exhibit 99.1

M E M O R A N D U M

TO:	Members of the Board of Directors and Executive Officers
CC:	Doug Eisenbrandt Susan Keesen
FROM:	David Plisko Director of Human Resources
RE:	Retirement Plan Blackout Period Notice
DATE:	October 7, 2003

        Pursuant to the requirements of Section 306(a) of the Sarbanes-Oxley Act of 2002, SEC Regulation BTR, and the CIBER Insider Trading Policy, this memorandum is to notify you of an impending blackout period in connection with a planned change in the record keeper for the CIBER 401(k) plan. Whether or not you participate in the plan, your ability to buy or sell CIBER common stock will be affected during the blackout period.

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  The blackout period and Plan transactions will be restricted as follows:

    The blackout period will begin the close of business November 17, 2003 for the processing of plan contributions, rollovers, distributions and loans and the close of business November 21, 2003 for the processing of fund exchanges within the Plan.

    The Blackout Period will end sometime during the week of December 7, 2003. Directors, executive officers and interested shareholders can determine the actual end date of the blackout period by contacting David Plisko at the phone numbers or address noted below.

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  The equity security subject to the blackout period is CIBER, Inc. Common Stock. During the blackout period you are prohibited from engaging in any transactions affecting CIBER Common Stock. Although there are a certain limited exceptions to this prohibition, any transaction pursuant to possible exception must be cleared using CIBER's pre-clearance procedures. Once this blackout period ends, you will be permitted to resume transactions in CIBER Common Stock subject to the requirements of CIBER's Insider Trading Policy.

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  Questions regarding the blackout period may be directed to:

    David Plisko, Director Human Resources
    5251 DTC Parkway, Suite 1400
    Greenwood Village CO 80111
    Telephone—303-267-3810 or 800-242-3799 ext. 3810

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